FORM OF
AUTHORIZED PARTICIPANT AGREEMENT
THIS AUTHORIZED PARTICIPANT AGREEMENT (this “Agreement”) is entered into by and between SEI Investments Distribution Co. (“Distributor”) and                                          (the “Participant”) and is subject to acceptance by State Street Bank and Trust Company, as transfer agent (the “Transfer Agent”) for Schwab Strategic Trust (the “Trust”).
WHEREAS, Distributor serves as the principal underwriter of the Trust in connection with the sale and distribution of shares of beneficial interest (“Shares”) of each portfolio or series of the Trust (each, a “Fund” and collectively, the “Funds”); and
WHEREAS, Transfer Agent serves as the transfer agent for each Fund of the Trust, and is an Index Receipt Agent as that term is defined in the rules of the National Securities Clearing Corporation (“NSCC”); and
WHEREAS, the Shares of any Fund (excepting any Fund listed on Exhibit A to this Agreement) may be purchased or redeemed only by or through an authorized participant, such as Participant, who has entered into an authorized participant agreement substantially in the form hereof.
NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual agreements contained herein, and intending to be legally bound hereby, agree as follows:
ARTICLE 1 DEFINED TERMS
The capitalized terms used in this Agreement are defined as set forth herein. Any capitalized terms used herein that are not defined shall have the meaning set forth in the Prospectus.
1.01 “1933 Act” means the Securities Act of 1933, as amended.
1.02 “1934 Act” means the Securities Exchange Act of 1934, as amended.
1.03 “1940 Act” means the Investment Company Act of 1940, as amended.
1.04 “Affiliated Person” shall have the meaning given to it by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.
1.05 “AML Program” shall have the meaning set forth in Section 3.01(v).
1.06 “Authorized Person” shall have the meaning set forth in ARTICLE 5.
1.07 “Balancing Amount” will be an amount equal to the differential, if any, between the total aggregate market value of the Deposit Securities and the NAV per Creation Unit next determined.
1.08 “Beneficial Owner” shall have the meaning given to it by Rule 16a-1(a)(2) of the 1934 Act.
1.09 “Business Day” shall mean each day the New York Stock Exchange is open for regular trading and the Trust and the Custodian are open for business.
1.10 “Cash” shall mean same day funds in United States dollars.
1.11 “Cash Amount” means the Balancing Amount plus the applicable transaction fee.
1.12 “CEA” means the Commodity Exchange Act, as amended.

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1.13 “CNS Process” means the Continuous Net Settlement clearing processes of NSCC, as such processes have been enhanced to effect purchases and redemptions of Creation Units.
1.14 “CNS System” means the Continuous Net Settlement clearing processes of NSCC.
1.15 “Code” means the Internal Revenue Code of 1986, as amended.
1.16 “Contractual Settlement Date” means the date as specified in the Prospectus and the Procedures Handbook upon which delivery of Deposit Securities must be made to the Fund.
1.17 “Creation Unit” shall have the meaning set forth in Section 2.01.
1.18 “Custodian” means the Trust’s custodian, State Street Bank and Trust Company.
1.19 “Deposit Securities” means an in-kind deposit of a designated portfolio of securities selected by or on behalf of the Fund.
1.20 “DTC Participant” shall have the meaning set forth in Section 3.01.
1.21 “DTC Process” means the process for effecting purchases orders or redemption requests of Creation Units through DTC other than through the use of the CNS System.
1.22 “DTC” means The Depository Trust Company.
1.23 “FinCEN” shall have the meaning set forth in Section 3.01(iv).
1.24 “FINRA” means the Financial Industry Regulatory Authority.
1.25 “Fund Deposit” means the Deposit Securities plus or minus the “Balancing Amount”.
1.26 “Fund Securities” means in-kind redemption proceeds of a designated portfolio of securities selected by the Adviser.
1.27 “Indemnified Party” shall have the meaning set forth in Section 6.01.
1.28 “Intraday Indicative Value” means the value of a Fund, as calculated and published by the New York Stock Exchange or any similar exchange or widely recognized industry organization, throughout the trading day based on the last sale prices of the securities specified for creation and redemption plus any estimated cash amounts associated with the creation unit, on a per share basis.
1.29 “Listing Exchange” shall have the meaning set forth in Section 8.01.
1.30 “NAV” shall have the meaning set forth in Section 6.02.
1.31 “OFAC” shall have the meaning set forth in Section 3.01(iv).
1.32 “Orders” shall have the meaning set forth in Section 2.02.
1.33 “Participant Client” means any party on whose behalf the Participant acts in connection with an Order (whether a customer or otherwise).
1.34 “Participating Party” shall have the meaning set forth in Section 3.01.
1.35 “PIN Number” shall have the meaning set forth in ARTICLE 5.

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1.36 “Procedures Handbook” shall have the meaning set forth in Section 2.02.
1.37 “Prospectus” means a Fund’s then current prospectus and statement of additional information included in its effective registration statement, as supplemented or amended from time to time.
1.38 “Purchase Order” shall have the meaning set forth in Section 2.02.
1.39 “Redemption Request” shall have the meaning set forth in Section 2.02.
ARTICLE 2 ORDERS FOR PURCHASE AND REDEMPTION
2.01 Creation Units. The Shares of any Fund may be purchased or redeemed only in aggregations of a specified number of Shares, as stated in the Prospectus, referred to herein as a “Creation Unit”. The Participant is hereby authorized to purchase and redeem Creation Units of any Fund listed in the Prospectus, which may be revised by the Fund from time to time.
2.02 Procedures for Orders. The Participant may purchase and/or redeem Creation Units of Shares through (i) the CNS Process or (ii) the DTC Process. The procedures for placing and processing an order to purchase Shares (each a “Purchase Order”) and a request to redeem Shares (each a “Redemption Request”) (as used herein, Purchase Orders and Redemption Requests are collectively referred to as “Orders”) are described in the Fund’s Prospectus and in the then current procedures handbook as prepared by the Distributor and made available to the Participant (“Procedures Handbook”). All Orders shall be made in accordance with the terms and procedures set forth in this Agreement, the Prospectus and Procedures Handbook; provided that in the event of a conflict, the terms and procedures of the Prospectus shall control. Each party hereto agrees to comply with the provisions of such documents to the extent applicable to it. Each of the Trust and the Distributor reserves the right to issue additional or other procedures relating to the manner of purchasing or redeeming Creation Units, and the Participant agrees to comply with such procedures as may be issued from time to time, upon reasonable notice thereon. To the extent that a provision of the Procedures Handbook, as revised, conflicts with any provision of this Agreement, as amended, the terms of the Procedures Handbook shall control.
2.03 NSCC Authorization. Solely with respect to Orders through the CNS Process, the Participant, hereby authorizes the Fund or its designee to transmit to the NSCC on behalf of the Participant such instructions, including amounts of the Deposit Securities and the Cash Amount consistent with such Orders. The Participant agrees to be bound by the terms of such instructions issued by the Fund or its designee and reported to NSCC as though such instructions were issued by the Participant directly to NSCC.
2.04 Consent to Recording. It is contemplated that the phone lines used by the Distributor, the Transfer Agent, the Trust or their Affiliated Persons will be recorded, and the Participant hereby consents to the recording of all calls with any of those parties.
2.05 Irrevocability. The Participant acknowledges and agrees on behalf of itself and any party for which it is acting (whether as a customer or otherwise) that delivery of a Order shall be irrevocable; provided that the Trust and its agents reserve the absolute right to reject any Order.
2.06 Prospectus and Trade Confirmation Delivery. The Participant consents to the delivery of Fund Prospectuses and trade confirmations electronically, and understands that unless this consent is revoked, the Participant can only obtain access to Prospectuses and delivery of trade confirmations from the Distributor electronically. The Participant understands that current Prospectuses and all required reports for each applicable Fund are available at the Trust’s website at                              . The Participant can revoke this consent to delivering a Prospectus electronically at any time by calling [1-800-xxx-xxxx]. The Participant agrees to

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maintain a valid e-mail address, and further agrees to promptly notify the Distributor if its e-mail address changes. The Participant understands that it must have regular and continuous Internet access to access all documents relating to a Prospectus.
2.07 Sub-Custodian Account. The Participant understands and agrees that in the case of each international Fund, the Trust has caused the Custodian, acting in its capacity as the Trust’s custodian, to maintain with the applicable sub-custodian (“Sub-Custodian”) for such Fund an account in the relevant foreign jurisdiction to which the Participant shall deliver or cause to be delivered in connection with the purchase of a Creation Unit the securities and any other cash amount (or the cash value of all or a part of such securities, in the case of a permitted or required cash purchase or “cash in lieu” amount) on behalf of itself or any party for which it is acting (whether or not a customer), with any appropriate adjustments as advised by such Fund, in accordance with the terms and conditions applicable to such account in such jurisdiction.
ARTICLE 3 REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARTICIPANT
3.01 Representations, Warranties and Covenants of Participant. The Participant hereby represents, warrants and covenants the following:
     (i) The Participant (i) is and will continue to be a member in good standing of the NSCC so long as this Agreement is in full force and effect and (ii) with respect to (x) all orders of Creation Units of Shares of any Fund, it is a “DTC Participant,” and (y) any order of Creation Units of Shares of any Fund initiated through the CNS Process, it is a member of NSCC and a participant in the CNS System of NSCC (a “Participating Party”). If any change in the foregoing status of the Participant occurs the Participant shall give prompt written notice to the Distributor and the Trust of such change. Upon such notice, the Distributor, in consultation with the Trust, may terminate this Agreement.
     (ii) Unless Section 3.01(iii) applies, the Participant either (i) is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA, or (ii) is qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. In connection with the purchase or redemption of Creation Units and any related offers or sales of Shares, the Participant will maintain any such registrations, qualifications and membership in good standing and in full force and effect throughout the term of this Agreement. The Participant will comply with all applicable federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, and with the FINRA By-Laws and NASD Conduct Rules (or of comparable FINRA Conduct Rules, if such NASD Conduct Rules are subsequently renamed, repealed, rescinded, or are otherwise replaced by FINRA Conduct Rules) if it is a FINRA member, in each case, to the extent applicable to its role acting as Participant hereunder and will not offer or sell Shares in any state or jurisdiction where they may not lawfully be offered and/or sold.
     (iii) If the Participant is offering or selling Shares in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified or a member of FINRA as set forth in Section 3.01(ii) above, the Participant will, in connection with such offers and sales, (i) observe the applicable laws of the jurisdiction in which such offer and/or sale is made, (ii) comply with the prospectus delivery and other requirements of the 1933 Act, and the regulations promulgated thereunder, and (iii) conduct its business in accordance with the NASD Conduct Rules (or with comparable FINRA Conduct Rules, if such NASD Conduct Rules are subsequently renamed, repealed, rescinded, or are otherwise replaced by FINRA Conduct Rules), to the extent the foregoing relates to the Participant’s transactions in, and activities with respect to, Shares.
     (iv) The Participant is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism activities, including the Bank Secrecy Act, as amended by USA

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PATRIOT Act; rules and regulations issued by the U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), the Financial Crimes and Enforcement Network (“FinCEN”), the SEC and FINRA.
     (v) The Participant has and will continue to have an anti-money laundering program (“AML Program”), that at minimum includes, i) an AML compliance officer designated to administer and oversee the AML Program, ii) ongoing training for appropriate personnel, iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; iv) procedures to comply with know your customer requirements and to verify the identity of all customers; and v) appropriate record keeping procedures. In addition, Participant agrees to fully cooperate with requests from the government regulators and Distributor and Transfer Agent for information relating to customers and/or transactions involving the Shares, as permitted by law, in order for Distributor and/or Transfer Agent to comply with its regulatory requirements. Without in any way limiting the foregoing, Participant acknowledges that Distributor is authorized to take any action necessary to restrict distribution activities to the extent necessary to comply with regulatory obligations applicable to it.
     (vi) The Participant acknowledges that in addition to satisfying the prospectus delivery and disclosure requirements of the 1933 Act, it and any other participant in the distribution of the Shares purchased by the Participant may have an obligation to comply with all applicable provisions and rules and regulations promulgated pursuant to the CEA, including applicable disclosure delivery requirements thereunder.
     (vii) The Participant will not make, or permit any of its representatives to make, any representations concerning the Shares or any Indemnified Party other than representations contained (A) in the then-current Prospectus of the Fund, (B) in printed information approved by the Fund as information supplemental to such Prospectus or (C) in any promotional materials or sales literature furnished to the Participant by the Fund.
     (viii) The Participant will not furnish or cause to be furnished to any person or display or publish any information or material relating to the Shares, any Indemnified Party or a Fund that have not been approved by the Fund.
     (ix) The Participant agrees to abide by the terms of the then current click-through agreement set forth on the applicable website, which terms are hereby incorporated herein.
     (x) The Participant agrees to maintain records of all sales of Shares made by or through it in accordance with and to the extent required by applicable law and to furnish copies of such records to the Trust, Distributor and/or Transfer Agent upon request of the Trust, Distributor or Transfer Agent, subject to applicable privacy laws, including, without limitation SEC Regulation S-P.
ARTICLE 4 STATUS OF PARTICIPANT
4.01 General. The Participant acknowledges and agrees that for all purposes of this Agreement, the Participant will be deemed to be an independent contractor, and (a) the Participant shall have no authority to act as agent for the Trust, the Distributor or the Transfer Agent in any matter or in any respect; (b) the Participant will make itself and its employees available, upon reasonable request, during normal business hours to consult with the Distributor, Transfer Agent or their designees concerning the performance of the Participant’s responsibilities under this Agreement; (c) the Participant, as a DTC Participant, agrees that it shall be bound by all of the obligations of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Prospectus or the Procedures Handbook and (d) the Participant agrees, subject to any privacy, confidentiality or other obligations it may have to its customers arising under federal or state securities laws or the applicable rules of any self-

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regulatory organization, to assist the Distributor in ascertaining certain information regarding sales of Shares made by or through the Participant upon request of the Trust or the Distributor that is necessary for the Trust to comply with its obligations to distribute information to its shareholders under applicable state or federal securities laws; provided that consistent with market practice, the Participant may undertake to deliver prospectuses, proxy material, annual and other reports of the Trust or other similar information that the Trust is obligated to deliver to its shareholders to the Participant’s customers that custody Shares with the Participant, after receipt from the Trust of sufficient quantities to allow mailing thereof to such customers.
4.02 Treatment as Underwriter. The Participant understands and acknowledges that the method by which Creation Units will be created and traded may raise certain issues under applicable securities laws. For example, because new Creation Units of Shares may be issued and sold by the Trust on an ongoing basis, at any point a “distribution”, as such term is used in the 1933 Act, may occur. The Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. The Participant also understands and acknowledges that dealers who are not “underwriters” but are effecting transactions in Shares, whether or not participating in the distribution of Shares, are generally required to deliver a prospectus.
4.03 Creditworthiness. The Participant understands that it will be required from time to time to satisfy certain creditworthiness criteria established and approved by the Trust.
4.04 Qualified Institutional Buyer Status. The Participant represents, covenants and warrants that it currently is, and will continue to be throughout the term of this Agreement, a “qualified institutional buyer” as such term is defined in Rule 144A of the 1933 Act. Any change in the foregoing status of Participant shall terminate this Agreement and Participant shall give prompt notice to the Distributor, Transfer Agent and the Trust of such change.
4.05 No Affiliation. The Participant represents, covenants and warrants that, during the term of this Agreement, it will not be an affiliated person of a Fund, a promoter or a principal underwriter of a Fund or an affiliated person of such persons, except to the extent that the Participant may be deemed to be an affiliated person under 2(a)(3)(A) or 2(a)(3)(C) of the 1940 Act, due to ownership of Shares. The Participant shall give prompt notice to the Distributor, Transfer Agent and the Trust of any change to the foregoing status.
4.06 Privacy. The Participant represents that it has procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable U.S. federal and state laws, rules and regulations and will continue to do so throughout the term of this Agreement.
ARTICLE 5 AUTHORIZED PERSONS
Concurrently with the execution of this Agreement and upon request from the Distributor from time to time thereafter, the Participant shall deliver to the Distributor, with a copy to the Transfer Agent, notarized, and duly certified as appropriate by its secretary or other duly authorized official, a certificate in the form of Exhibit B setting forth the names and signatures of all persons authorized to give instructions relating to activity contemplated hereby or by any other notice, request or instruction given on behalf of the Participant (each, an “Authorized Person”). The Distributor and Transfer Agent may accept and rely upon such certificate as conclusive evidence of the facts set forth therein and shall consider such certificate to be in full force and effect until the Distributor and Transfer Agent, as applicable, receives a superseding certificate bearing a subsequent date. Upon the termination or revocation of authority of any formerly Authorized Person by the Participant, the Participant shall give immediate written notice of such fact to the Distributor, with a copy to the Transfer Agent, and such notice shall be effective upon receipt by

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the Distributor. The Distributor shall issue to each Authorized Person a unique personal identification number (the “PIN Number”) by which such Authorized Person shall be identified and by which instructions issued by the Participant hereunder shall be authenticated. The PIN Number shall be kept confidential by the Participant and shall only be provided to the Authorized Person. If, after issuance, the Authorized Person’s PIN Number is changed, the new PIN Number shall become effective on a date mutually agreed upon by the Participant and the Distributor. Notwithstanding the foregoing, delivery, maintenance and use of the PIN Number shall be governed by the terms and conditions set forth in the Procedures Handbook.
ARTICLE 6 INDEMNIFICATION AND LIMITATION OF LIABILITY
6.01 Indemnification. The Participant hereby agrees to indemnify, defend and hold harmless the Distributor, the Trust, the Transfer Agent, the Custodian and each of their respective subsidiaries, Affiliated Persons, directors, officers, employees and agents, and each person, if any, who is under common control, controls or is controlled by such persons within the meaning of Section 15 of the 1933 Act (each an “Indemnified Party”) from and against any loss, liability, cost and expense (including attorneys’ fees) incurred by such Indemnified Party resulting from, in connection with or arising out of (i) any breach by the Participant (or an affiliate of the Participant) of any provision of this Agreement; (ii) any failure on the part of the Participant to perform any of its obligations set forth in the Agreement; (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations; (iv) actions of such Indemnified Party in reliance upon any instructions issued by Participant reasonably believed by such Indemnified Party to be genuine and to have been given by the Participant, or (v) (A) any representation by the Participant, its employees or its agents or other representatives about the Shares, any Indemnified Party or a Fund that is not consistent with the Fund’s Prospectus made in connection with the offer or the solicitation of an offer to buy or sell Shares and (B) any untrue statement or alleged untrue statement of a material fact contained in any research reports, marketing material and sales literature related to a Fund or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent that such statement or omission relates to the Shares, any Indemnified Party or a Fund, made by the Participant or an Affiliate of the Participant unless, in either case, such representation, statement or omission was made or included by the Participant or an Affiliate of the Participant at the written direction of the Distributor or is based upon any omission or alleged omission by the Distributor to state a material fact in connection with such representation, statement or omission necessary to make such representation, statement or omission not misleading.
6.02 Limitation of Liability (Distributor). The Distributor shall not be liable to the Participant for any damages arising out of (i) mistakes or errors in data provided in connection with Orders except to the extent arising out of data provided by the Distributor; (ii) mistakes or errors arising out of interruptions or delays of communications (iii) mistakes or errors of the Transfer Agent, or (iv) differences in performance between the Fund’s Net Asset Value (“NAV”), the Intraday Indicative Value, the Deposit Securities, or the underlying index benchmark of any Fund. In no event and under no circumstances will either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.
ARTICLE 7 CONFIDENTIAL INFORMATION
7.01 General. Distributor and the Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by Participant (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) with respect to Distributor as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any

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agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.
7.02 Definition of Confidential Information. The term “Confidential Information,” as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.
7.03 Exclusions. The provisions of this ARTICLE 7 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).
7.04 Disclosure of Confidential Information. The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this ARTICLE 7, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this ARTICLE 7. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.
7.05 Obligations Upon Termination. Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) Distributor shall have no obligation to return or destroy Confidential Information of the Trust that resides in save tapes of Distributor; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of this ARTICLE 7 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

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ARTICLE 8 ORDERS
8.01 Listing Exchange. The Participant understands and agrees that an Order may be submitted only on days that the national securities exchange which is the primary exchange or other market on which with Shares are traded (the “Listing Exchange”) is open for trading or business.
8.02 Purchase Orders. The Participant agrees that all Purchase Orders will be made in accordance with the terms and procedures set forth in this Agreement, the Prospectus and Procedures Handbook; provided that in the event of a conflict, the terms and procedures of the Prospectus shall control. To affect a purchase of a Creation Unit of a particular Fund, the Participant agrees on behalf of itself, and any Participant Client, to deliver to the Fund a Fund Deposit plus a purchase transaction fee as described in the Prospectus and/or the Procedures Handbook. The amount of such purchase transaction fee shall be determined by the Fund, or the investment adviser to the Fund (the “Adviser”), in its sole discretion and may be changed from time to time. The Fund Deposit shall consist of the requisite Deposit Securities plus or minus a Balancing Amount. The Balancing Amount will be payable to or receivable from the Fund depending on the net asset value of Shares of the Fund next determined after the Order has been placed. The Fund may permit or require the substitution of an amount of cash to be added to the Balancing Amount to replace any Deposit Securities (i.e., the cash value of all or a part of such securities, in the case of a permitted or required cash purchase or “cash in lieu” amount). The Participant understands that a Creation Unit will not be issued until the requisite cash and/or Deposit Securities, as applicable, transaction fees and taxes are transferred to the Trust on or before the settlement date in accordance with the Prospectus and the Procedures Handbook and in accordance with any instructions provided by the Trust, the Custodian and/or Sub-Custodian with respect to cash payments, delivery and settlement.
     (i) Title to Securities; Restricted Securities. The Participant shall deliver the Deposit Securities to the Custodian free and clear of all liens, restrictions, charges, duties, encumbrances and not subject to any adverse claims, including, without limitation, any restriction upon sale or transfer arising out of (i) any agreement or arrangement entered into by the Participant or any Participant Client (ii) any provision of the 1933 Act, and any regulations there under (except that portfolio securities of issuers other than U.S. issuers shall not be required to have been registered under the 1933 Act if exempt from such registration), or the applicable laws or regulations of any other applicable jurisdiction or (iii) such securities being designated “restricted securities” as such term is used in Rule 144(a)(3)(i) promulgated under the 1933 Act.
     (ii) Corporate Actions. The Participant acknowledges that with respect to a Purchase Order of a particular Fund, the Fund acknowledges and agrees to return to the Participant any dividend, distribution or other corporate action paid to the Fund in respect of any Deposit Security transferred to the Fund that, based on the valuation of such Deposit Security at the time of transfer, should have been paid to the Participant.
8.03 Redemption Request. The Participant understands and agrees that Redemption Requests may be submitted only on days that the Fund is open for business, as required by Section 22(e) of the 1940 Act. and that Participant will not attempt to place an Order for purchasing or redeeming any Creation Unit, except as set forth in this Agreement, the Prospectus and Procedures Handbook of the Fund.
     (i) Title to Securities; Restricted Securities. In connection with each Redemption Request, the Participant agrees to ascertain that the Shares to be redeemed have not been loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement or any other arrangement that would preclude the delivery of such Shares to the Fund in accordance with the Prospectus or as otherwise required by the Fund. In addition, the Participant agrees that the Fund will acquire good and unencumbered title to Shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any

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adverse claims, including without limitation, any restriction upon the sale or transfer of such Shares. The Participant understands and agrees that in the event collateral or Shares are not transferred to the Fund as set forth in the Procedures Handbook, the Redemption Request trade may be broken by the Fund and the Participant will be solely responsible for all costs incurred by the Fund or the Distributor related to breaking the trade. The Distributor will only process Redemption Requests upon verification from the Fund or its designee of the Fund’s receipt of such collateral or shares. The Participant understands that shares may be redeemed only when one or more Creation Units of Shares of a Beneficial Owner are held in the account of a single Participant.
     (ii) Corporate Actions. With respect to any Redemption Request, the Participant on behalf of itself and any Participant Client acknowledges and agrees to return to the applicable Fund any dividend, interest, distribution or other corporate action paid to it or a Participant Client in respect of any Fund Security that is transferred to the Participant or any Participant Client that, based on the valuation of such Fund Security at the time of transfer, should have been paid to the Fund. A Fund is entitled to reduce the amount of proceeds due to the Participant or any Participant Client by an amount equal to any dividend, interest, distribution or other corporate action paid to the Participant or the Participant Client in respect of any Fund Security that is transferred to the Participant or any Participant Client that, based on the valuation of such Fund Security at the time of transfer, should have been paid to the Fund.
8.04 Beneficial Ownership Limitation. The Participant represents and warrants to the Distributor and the Trust that, any portfolio securities deposited with a Fund will have an adjusted tax basis equal to the fair market value of such securities at the time of the contributions. The Participant agrees and represents that with regard to any Order for one or more Creation Units of Shares of a Fund that, after giving effect to the purchase of Shares, it will not hold more than eighty percent (80%) or more of the outstanding Shares of the relevant Fund and that it will not treat such purchase as eligible for tax-free treatment under section 351 of the Code. Such representation and warranty shall be deemed repeated with respect to each creation order and accuracy of the representation is a condition to validity of the creation order. The Trust and its Transfer Agent and Distributor shall have the right to require, as a condition to the acceptance of a deposit of Deposit Securities, supporting information from the Participant regarding Share ownership of each Fund, and shall be entitled to rely thereon to the extent necessary to make a determination regarding ownership of eighty percent (80%) or more of the currently outstanding Shares of any Fund by a Beneficial Owner.
ARTICLE 9 IRREVOCABLE PROXY
9.01 Appointment of Irrevocable Proxy. The Participant, from time to time, may be a Beneficial Owner or an owner of record of a Fund. To the extent that it is a Beneficial Owner of a Fund, the Participant does hereby irrevocably appoint the Distributor as its attorney and proxy with full authorization and power to vote (or abstain from voting) the Participant’s beneficially owned shares of a Fund which the Participant is or may be entitled to vote at any meeting of a Fund held after the date this Agreement is executed, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto. The Distributor shall mirror vote (or abstain from voting) the Participant’s beneficially owned shares in the same proportion as the votes (or abstentions) of other holders of the corresponding Fund on any matter, question or resolution submitted to the vote of shareholders of such Fund and with complete independence from and without any regard to any views, statements or interests of the Participant, its affiliates or any other person.
9.02 Powers of Attorney and Proxy. The Distributor, as attorney and proxy for the Participant under this paragraph: (i) is hereby given full power of substitution and revocation; (ii) may act through such agents, nominees or substitute attorneys as it may from time to time appoint; (iii) may provide voting instructions to such agents, nominees or substitute attorneys in any lawful manner deemed appropriate by it, including in writing, by telephone, telex, facsimile, electronically

Authorized Participant Agreement	10

(including through the Internet) or otherwise. The powers of the Distributor as attorney and proxy under this paragraph shall include (without limiting its general powers hereunder) the power to receive and waive any notice of any meeting on behalf of the Participant.
9.03 Term of Attorney and Proxy. The Distributor shall serve as an irrevocable attorney and proxy for the Participant under this paragraph for so long (and only so long) as this Agreement remains in effect. This irrevocable proxy automatically shall terminate with respect to any Fund or the Trust as a whole, if the Distributor ceases to act as Distributor to any Fund or the Trust, as applicable. The Distributor may terminate this irrevocable proxy with sixty (60) days written notice to the Participant.
ARTICLE 10 MISCELLANEOUS
10.01 Termination, and Amendment. This Agreement may be terminated (i) at any time by any party upon unanimous agreement of the parties; (ii) upon thirty days prior written notice by any party to the other parties (iii) upon written notice of the Distributor in the event of a breach by the Participant of any provision of this Agreement, the Prospectus or the Procedures Handbook; (iv) automatically upon assignment (as defined under the 1940 Act) or termination of the Distribution Agreement currently in place between the Trust and Distributor. This Agreement supersedes any prior such agreement between or among the parties. This Agreement may be amended by the Trust or the Distributor from time to time without the consent of the Participant or any Beneficial Owner by mailing a copy of such amendment to the Participant and the Transfer Agent. For purposes of this Agreement, mail will be deemed received by the Participant on the fifth Business Day following the deposit of such mail into the U.S. Postal system. If the Participant fails to object in writing to the amendment within five days after its receipt, the amendment will become part of this Agreement in accordance with its terms.
10.02 Third Party Beneficiary. The Participant and the Distributor understand and agree that the Trust and each Fund, each as a third party beneficiary to this Agreement, is entitled and intends to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations pursuant to this Agreement that benefit the Trust or such Fund.
10.03 Incorporation by Reference. The Participant acknowledges receipt of the Prospectus and Procedures Handbook, represents that it has reviewed such documents and understands the terms thereof, and further acknowledges that the procedures contained therein pertaining to the creation and redemption of Shares are incorporated herein by reference.
10.04 Notices. All notices provided for or permitted under this Agreement shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below. Notices to Distributor shall be sent to the attention of: General Counsel, SEI Investments Distribution Co., 1 Freedom Valley Drive, Oaks, Pennsylvania 19456. Notices to the Participant shall be sent to                     . Notices to the Trust shall be sent to Schwab Strategic Trust, Attn: Legal Department, 211 Main Street, San Francisco, California 94105, with copies sent to: State Street Bank and Trust Company, 200 Clarendon Street, 16th Floor, Boston, Massachusetts 02116, Attention: Sheila McClorey, Transfer Agent Vice President; and: State Street Bank and Trust Company, 2 Avenue de Lafayette, 2nd Floor (LCC/2), Boston, MA 02206-5049, Attn: Mary Moran Zeven, Esq.
10.05 Commencement of Trading. The Participant may not submit an Order pursuant to this Agreement until five Business Days after effectiveness of this Agreement (which shall not take effect until this Agreement is accepted by the Transfer Agent) or such earlier date agreed upon between the Distributor and the Participant after such time as this Agreement is accepted by the Transfer Agent.

Authorized Participant Agreement	11

10.06 Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall first provide written notice to that effect to such other parties. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.
10.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1933 Act, 1934 Act, or 1940 Act, the relevant Act shall control.
10.08 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by all parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.
10.09 Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. This provision shall also apply to the Transfer Agent to the extent the Transfer Agent shall have been deemed to have obligations hereunder.
10.10 Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.
10.11 Assignment. No party may assign its rights or obligations under this Agreement (in whole or in part) without the prior written consent of the parties, which shall not be unreasonably withheld.
10.12 The Participant and Distributor each understand and agree that the Transfer Agent, by accepting this Agreement, has not agreed to undertake any obligations nor made any representations or warranties under this Agreement.

Authorized Participant Agreement	12

IN WITNESS WHEREOF, the Participant and Distributor have each duly executed this Agreement, as of the day and year above written.

[PARTICIPANT]	SEI INVESTMENTS DISTRIBUTION CO.

By:	By:
Name:	Name:
Title:	Title:
ACCEPTED BY:

[TRANSFER AGENT]

By:
Name:
Title:

Authorized Participant Agreement	13

EXHIBIT A
FUNDS

EXHIBIT B
CERTIFIED AUTHORIZED PERSONS OF AUTHORIZED PARTICIPANT
The following are the names, titles and signatures of all persons (each, an “Authorized Person”) authorized to give instructions relating to any activity contemplated by the Authorized Participant Agreement (the “Agreement”), dated                       between and among SEI Investments Distribution Co. (“Distributor”),                                            (the “Participant”),                                            (the “Transfer Agent”) and                                           (the “Trust”) or any other notice, request or instruction on behalf of the Participant pursuant to the Agreement. In addition, Distributor is requesting that one authorized trader is designated as the primary contact; this will enable Distributor to relay information efficiently to the authorized participants. Please complete and return to Distributor.

AP Firm Name:

Desk Name:

Authorized Persons:

Name (Primary Contact)	Phone

Signature	Email Address

Name	Phone

Signature	Email Address

Name	Phone

Signature	Email Address
The undersigned,                                         [name],                                          [title] of                                         [company], does hereby certify that the persons listed above have been duly elected to the offices set forth beneath their names, that they presently hold such offices, that they have been duly authorized to act as Authorized Persons pursuant to the Participant Agreement by and between                                      [Participant],                      [Trust] and                     , as Transfer Agent,                                         [dated], and that their signatures set forth above are their own true and genuine signatures.

In Witness Whereof, the undersigned has hereby set his/her hand and the seal of [company] on the date set forth below.

Subscribed and sworn to before me this day of , 20	By:

Name:

Title:

Date:
Notary Public